Exhibit 99.1

Contacts:	Thomas F. Kirk	(512) 777-3800
	George E. McHenry	(512) 777-3800
	Thomas C. Hofmeister	(512) 777-3800

News Release

HANGER ORTHOPEDIC GROUP ANNOUNCES PRELIMINARY THIRD QUARTER REVENUE AND EARNINGS

AUSTIN, TEXAS, October 18, 2010 — Hanger Orthopedic Group, Inc. (NYSE:HGR) announced preliminary net sales of $206.7 million for the quarter ended September 30, 2010, an increase of $14.4 million, or 7.5%, from $192.3 million in the prior year. Preliminary adjusted diluted earnings per share, which excludes the cost of relocating the Company’s corporate headquarters and cost incurred in connection with the pending acquisition of Accelerated Care Plus Corp. announced earlier today, were $0.37 per diluted share for the third quarter of 2010, a 23.3 % increase compared to $0.30 per diluted share in the same period in 2009.  Preliminary reported diluted earnings per share were $0.21 for the third quarter of 2010.

The Company plans to issue a press release announcing the complete results for the quarter ended September 30, 2010, on Wednesday, October 27, 2010 after the close of the market. A conference call to discuss these results is scheduled to begin at 9:00 a.m., EDT, on Thursday, October 28, 2010. Those wishing to participate should call 1-800-931-9710. In addition, a replay will be available until Friday, November 5, 2010 by dialing 1-800-642-1687 and referencing Conf. ID # 13476575.

Hanger Orthopedic Group, Inc., headquartered in Austin, Texas, is the world’s premier provider of orthotic and prosthetic patient care services. Hanger is the market leader in the United States, owning and operating in excess of 675 patient care centers in 45 states and the District of Columbia, with over 3,800 employees, including over 1,100 practitioners, as of September 30, 2010.  Hanger is organized into four units. The two key operating units are patient care, which consists of nationwide orthotic and prosthetic practice centers, and distribution, which consists of distribution centers managing the supply chain of orthotic and prosthetic componentry to Hanger and third party patient care centers. The third is Linkia, which is the first and only provider network management company for the orthotics and prosthetics industry. The fourth unit, Innovative Neurotronics, introduces emerging neuromuscular technologies developed through independent research in a collaborative effort with industry suppliers worldwide. For more information on Innovative Neurotronics, Inc. or the WalkAide®, visit http://www.ininc.us. For more information on Hanger, visit http://www.hanger.com.

This document contains forward-looking statements relating to the Company’s results of operations.  The United States Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements.  Statements relating to future results of operations in this document reflect the current views of management.  However, various risks, uncertainties and contingencies could cause actual results or performance to differ materially from those expressed in, or implied by, these statements, including the Company’s ability to enter into and derive benefits from managed care contracts, the demand for the Company’s orthotic and prosthetic services and products and the other factors identified in the Company’s periodic reports on Form 10-K and Form 10-Q filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934.  The Company disclaims any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.

Hanger Orthopedic Group, Inc

Preliminary Selected Financial Data

(unaudited)

(Dollars in millions except per share data)

	Three Months Ended September 30,
	2009	2010
Income statement data:
Net sales	$192.3	$206.7
Adjusted EBITDA	$27.7	$31.4
Adjusted net income	$9.6	$12.0
Adjusted earnings per diluted share	$0.30	$0.37

Balance sheet data:
Cash and cash equivalents	$78.4	$95.6
Total debt	$409.7	$405.3

Reconciliation of non-GAAP numbers

Net income	$9.6	$6.9
Relocation expenses (after tax)	—	4.8
Cost related to pending acquisition (after tax)	—	0.3
Adjusted net income	$9.6	$12.0

Per diluted share:
Net income	$0.30	$0.21
Relocation expenses (after tax)	—	0.15
Cost related to pending acquisition (after tax)	—	0.01
Adjusted net income	$0.30	$0.37

Shares used to compute diluted per common share amounts	32,214,321	32,848,595

Net income	$9.6	$6.9
Provision for income taxes	6.4	3.8
Interest expense	7.7	7.6
Depreciation and amortization	4.0	4.5
EBITDA	27.7	22.8
Relocation expenses	—	8.0
Cost related to acquisition	—	0.6
Adjusted EBITDA	$27.7	$31.4

Management relies on the non-GAAP items as the primary measures to review and assess operating performance and management teams. The Company believes it is useful to investors to provide disclosures of its operating results on the same basis as that used by management.  Management and investors also review the non-GAAP items to evaluate the Company’s overall performance and to compare its current operating results with corresponding periods and with other companies in the health care industry. You should not consider the non-GAAP items in isolation or as a substitute for net income, operating cash flows or other cash flow statement data determined in accordance with accounting principles generally accepted in the United States. Because the non-GAAP items are not measures of financial performance under accounting principles generally accepted in the United States and are susceptible to varying calculations, they may not be comparable to similarly titled measures of other companies.  Adjusted net income, EBITDA and adjusted EBITDA (the “non-GAAP items”) are non-GAAP financial measures.